Exhibit 4.5

QUANERGY SYSTEMS, INC.

COMMON STOCK ISSUANCE AGREEMENT

This COMMON STOCK ISSUANCE AGREEMENT (this “Agreement”) is made and entered into effective as of March 31, 2022 (the “Effective Date”), by and between QUANERGY SYSTEMS, INC., a Delaware corporation (f/k/a CITIC Capital Acquisition Corp., the “Company”), and RAYMOND JAMES & ASSOCIATES, INC., a Florida corporation (“Raymond James”). Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Letter Agreement (as defined below).

RECITALS

WHEREAS, the Company previously completed the acquisition (the “Transaction”) of Quanergy Perception Technologies, Inc., a Delaware corporation (f/k/a Quanergy Systems, Inc.);

WHEREAS, pursuant to that certain letter agreement, dated February 7, 2022, by and between the Company and Raymond James (the “Letter Agreement”), the Company and Raymond James agreed that the aggregate amount owed to Raymond James in connection with Transaction is $9,842,091.00 (the “Payoff Amount”), which equals (a) a Sale Transaction Fee of $9,818,626.00 (the “Sale Transaction Fee”), plus (b) unreimbursed Expenses of $23,465.00;

WHEREAS, pursuant to the Letter Agreement, the Company and Raymond James further agreed that $7,818,626.00 (the “Share Payoff Amount”) of the Payoff Amount shall be paid to Raymond James, at the Company’s option, in the form of either (i) cash on or before September 30, 2022, or (ii) in the form of validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Company (such shares to be issued to Raymond James, the “Shares”);

WHEREAS, pursuant to the terms of the Letter Agreement, the number of Shares to be issued shall be equal to the portion of the Transaction Expenses to be repaid in common stock, divided by a reference price that is equal to the volume-weighted average price (VWAP) over the three (3) trading days ending March 31, 2022;

WHEREAS, the Company wishes to reimburse the entire aggregate amount of the Share Payoff Amount through the issuance of Shares, such amount of Shares being equal to 3,940,641 shares of common stock, par value $0.0001 per share, of the Company; and

WHEREAS, the Company wishes to issue, and Raymond James wishes to acquire, the Shares on the terms set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED between the parties as follows:

ARTICLE 1

ISSUANCE OF THE SHARES

1.1    Issuance of the Shares. Raymond James agrees to acquire from the Company, and the Company hereby agrees to issue to Raymond James or its designated affiliate, the Shares. Raymond

James acknowledges and agrees that upon the issuance to Raymond James of the Shares pursuant to the terms hereof, payment of the Share Payoff Amount pursuant to the Letter Agreement shall be deemed satisfied in full, including with respect to the timing of such payment. The delivery of the Shares shall be recorded as of the Effective Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically contemplated by this Agreement, the Company hereby represents and warrants to Raymond James that:

2.1    Organization and Qualification. The Company has been duly organized as a corporation and is validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has full corporate power and authority to own its properties and conduct its business as currently conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect. For purposes hereof, “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to perform its obligations under this Agreement. For purposes hereof, “Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. For purposes hereof, “Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

2.2    Authorization; Enforcement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms hereof. This Agreement has been duly executed by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.3    Issuance of Securities. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens, other than restrictions on transfer imposed by applicable securities laws, and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

2.4    Registration of Securities. On or before April 15, 2022, the Company, at its expense, shall file or cause to be filed a registration statement, or an amendment to a previously filed registration statement (as applicable, the “Shares Registration Statement”), with the SEC to register such Shares. The Company shall use or cause to be used commercially reasonable efforts to ensure the Shares Registration Statement is declared effective, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to the Shares, and to keep the Shares Registration Statement or any subsequent shelf registration statement effective with respect to the Shares and free of any material misstatements or omissions, until the earlier of: (i) two years from the issuance of the Shares, (ii) the date on which all of the Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold.

ARTICLE 3

RAYMOND JAMES’ REPRESENTATIONS AND WARRANTIES

Raymond James represents and warrants to the Company, with respect to itself and its acquisition of the Shares hereunder, that:

3.1    Investment Purpose. Raymond James is acquiring the Shares for its own account and not with a present view toward the public sale or distribution thereof and has no intention of selling or distributing any of such Shares or any arrangement or understanding with any other Persons regarding the sale or distribution of such Shares except as would not result in a violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (the “Securities Act”). Raymond James will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except pursuant to and in accordance with the Securities Act.

3.2    Reliance on Exemptions. Raymond James understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and Raymond James’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of Raymond James set forth herein in order to determine the availability of such exemptions and the eligibility of Raymond James to acquire the Shares.

3.3    Information. Raymond James has had access to and the opportunity to review the SEC Documents. Neither such inquiries nor any other investigation conducted by or on behalf of Raymond James or its representatives or counsel shall modify, amend or affect Raymond James’ right to rely on the truth, accuracy and completeness of the SEC Documents and the Company’s representations and warranties contained in the Agreement. For purposes hereof, “SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) since February 13, 2020, pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein).

3.4    Acknowledgement of Risk. Raymond James is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.

3.5    Governmental Review. Raymond James understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

3.6    Transfer or Resale. Raymond James understands that:

(a)    the Shares have not been registered under the Securities Act or any applicable state securities laws and, consequently, Raymond James may have to bear the risk of owning the Shares until such time as the Shares Registration Statement is declared effective because the Shares may not be transferred unless (i) Raymond James has delivered to the Company an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (ii) the Shares are sold or transferred pursuant to Rule 144 promulgated under the Securities Act, or any successor rule (“Rule 144”); and

(b)    any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

3.7    Legends.

(a)    Raymond James understands the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

(b)    Raymond James may request that the Company remove, and the Company agrees to authorize the removal of any legend from the Shares (i) in connection with any sale of the Shares pursuant to the Shares Registration Statement, once such registration statement has become effective, (ii) in connection with any sale of the Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale under Rule 144 following the expiration of the one-year holding requirement under subparagraphs (b)(1)(i) and (d) thereof.

3.8    Authorization; Enforcement. Raymond James has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Raymond James has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Raymond James enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.9    Residency. Raymond James is a resident of the jurisdiction set forth immediately below Raymond James’s name on the signature pages hereto.

3.10    Placement Agents. Raymond James has taken no action that would give rise to any claim by any Person for brokerage commissions, placement agent’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE 4

GOVERNING LAW; MISCELLANEOUS

4.1    Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.2    Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile or e-mail transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

4.3    Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

4.4    Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

4.5    Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement. Any amendment or waiver by a party effected in accordance with this Section 4.5 shall be binding upon such party, including with respect to any Shares purchased under this Agreement at the time outstanding and held by such party and each future holder of all such securities.

4.6    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to the Company:        Quanergy Systems, Inc.

    433 Lakeside Drive

    Sunnyvale, California 94085

    Email: [-]

    Attention: Kevin Kennedy, Chairman and CEO

With a copy to:             Cooley LLP

    4401 Eastgate Mall

    San Diego, CA 92121

    Email: [-]

    Attn: Karen E. Deschaine, Esq.

If to Raymond James:    Raymond James & Associates, Inc.

    880 Carillon Parkway

    St. Petersburg, FL 33716

    Email: [-]

    Attention: Tom Donegan, General Counsel, Investment Banking

Each party will provide ten days’ advance written notice to the other parties of any change in its address.

4.7    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Raymond James. Raymond James may assign its rights hereunder in whole or in part to any third party to whom it assigns or transfers any Shares in compliance with applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to Raymond James.

4.8    Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

4.9    Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.10    No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

4.11    Equitable Relief. The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Raymond James. The Company therefore agrees that Raymond James is entitled to seek temporary and permanent injunctive relief in any such case. Raymond James also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Company. Raymond James therefore agrees that the Company is entitled to seek temporary and permanent injunctive relief in any such case.

4.12    Survival of Representations and Warranties. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and Raymond James herein shall survive for a period of two (2) years following the date hereof.

4.13    Expenses. Each of the Company and Raymond James is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Common Stock Issuance Agreement as of the day and year first above written.

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault

Name: Patrick Archambault
Title: Chief Financial Officer

Address: 433 Lakeside Drive
Sunnyvale, California 94085

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Geoffrey Tobin

Name: Geoffrey Tobin
Title: Managing Director, Investment Banking

Address: 880 Carillon Parkway
St. Petersburg, Florida 33716